Subsidiaries of the Registrant

Parent

Parke Bancorp, Inc.

	State or Other Jurisdiction	Percentage
Subsidiary	Of Incorporation	Ownership

Parke Bank	New Jersey	100%
Parke Capital Trust I	Delaware	100%
Parke Capital Trust II	Delaware	100%
Parke Capital Trust III	Delaware	100%

Subsidiaries of Parke Bank		100%
PDL LLC	New Jersey	51%